NEW JERSEY RESOURCES CORPORATION
DIRECTORS' DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2020

New Jersey Resources Corporation (“NJR” or the "Corporation") hereby amends and restates its deferral plan (the "Plan") for the purpose of permitting a member of the Board of Directors of the Corporation (each an "NJR Director") and members of the Boards of Directors of any and all subsidiaries of the Corporation (each a “Subsidiary”) who are not employees of NJR or any Subsidiaries (each a “Subsidiary Director” and, together with NJR Directors, “Directors”) to elect from time to time to defer the receipt of all or a portion of (i) the Director's retainer and other fees and (ii) any common stock, par value $2.50 per share (the “Common Stock”), of the Corporation that the Director may otherwise receive on settlement of any stock awards, deferred stock, performance awards, restricted stock units, other stock-based awards and similar awards (“Awards”) that the Directors may be granted under the New Jersey Resources Corporation 2017 Stock Award and Incentive Plan (the “Stock Incentive Plan”) or any similar compensatory plan or arrangement of the Corporation (to the extent the Committee, as defined below, designates such Awards for deferral under the Plan). The provisions of this Plan shall apply only to those deferred amounts that were otherwise to be earned by and paid to the Directors subsequent to December 31, 2019. The terms of the Plan as in effect prior to this amendment and restatement shall govern the deferrals of retainers and other fees earned by and paid to the Directors prior to January 1, 2020. This amendment and restatement of the Plan is to comply with the requirements of Internal Revenue Code Section 409A and applicable guidance issued thereunder (collectively “Code Section 409A”) and is to be effective January 1, 2020.

Section 1.    Initial Deferral Elections.

a.    Election to Defer. A Director may irrevocably elect to defer (an “Initial Deferral Election”) the receipt of all or a portion of the fees, including, without limitation, any retainer, meeting fee or committee meeting fee ("Fees"), that the Director will become entitled to receive for services as a member of the NJR Board of Directors for a given Plan Year (as defined below) or for services as a Subsidiary Director for a given Plan Year. An Initial Deferral Election shall remain valid with respect to Fees earned in succeeding Plan Years until revoked or revised by the Director in compliance with the deadlines and other provisions of the Plan.

A Director also may irrevocably elect to defer pursuant to an Initial Deferral Election the receipt of shares of Common Stock otherwise issuable upon settlement of any such Awards granted to the Director (“Award Shares”) in a given Plan Year for services as a member of the NJR Board of Directors for a given Plan Year or for services as a Subsidiary Director for a given Plan Year. For purposes of the Plan, Awards refer to an Award granted under the Stock Incentive Plan, as amended, or any similar compensatory plan or arrangement of the Corporation of the right to receive shares of Common Stock and, if applicable, dividend equivalents on such shares of Common Stock, pursuant to the terms of the Award. Any dividend equivalents payable with respect to the Director’s Awards will be subject to the Director’s election the same as the related Common Stock issuable under such Awards.

b.    Election of Deferral Period. A Director who elects to defer receipt of all or a portion of the Director's Fees or Award Shares for a given Plan Year shall also elect whether the deferred Fees or Award Shares are to be paid, or commence to be paid,

(i)    during January of the fifth year following the calendar year in which the deferred Fees would otherwise have been paid to the Director and in which the related Awards were granted to the Director;

(ii)    on the first day of the second month of the calendar quarter following the calendar quarter in which the Director’s Separation from Service occurs; or

(iii)    the earlier of clause (i) or clause (ii) above.

Initial Deferral Elections applicable to Fees payable, or Awards granted, in different Plan Years may specify different times and forms of payment. If the Director does not make an election under this Section 1(b) with respect to the time of payment of his deferred Fees or Award Shares for a given Plan Year, the Director's deferred Fees for that Plan Year, and Award Shares payable under Awards granted in that Plan Year, shall be paid on the first day of the calendar quarter following the calendar quarter in which the Director’s Separation from Service occurs.

A Separation from Service occurs when the Director ceases to be a member of the Board of the Corporation and any Board of an Affiliate (which includes any entity required to be treated as the Corporation under Code Section 409A). A Separation from Service shall also occur when it is reasonably anticipated that the level of bona fide services the Director will perform after that date as a member of the Board of the Corporation and any Board of an Affiliate will permanently decrease to less than 50% of the average level of bona fide services performed as a member of the Board of the Corporation and any Board of an Affiliate over the immediately preceding thirty-six (36) month period.

The Deferral Period for Fees is the period beginning on the date the deferred Fees would otherwise have been paid to the Director and ending on the date the deferred Fees are to be paid, or commence to be paid, pursuant to the Director's election under this Section 1(b). The Deferral Period for Award Shares is the period beginning on the date the deferred Award Shares would otherwise have been issued to the Director and ending on the date the deferred Award Shares are to be paid, or commence to be paid, pursuant to the Director’s election under this Section 1(b).

c.    Election of Method of Payment of Deferred Fees and Award Shares. A Director who elects to defer the receipt of all or a portion of the Director's Fees or Award Shares for a given Plan Year shall also elect whether the deferred Fees or Award Shares are to be paid, subject to Section 3,

(i)    in a single sum payment at the end of the Deferral Period, or

(ii)    in the number of annual installments elected by the Director (but not more than 5) with such installments commencing at the end of the Deferral Period. The amount of each such installment shall be equal to the amount credited to the Director’s Deferred Fee Account (as defined in Section 2 below) or Deferred Award Share Account (as defined in Section 2 below), as applicable), on the day next preceding the date of payment of the installment, divided by the number of installments remaining to be paid. The unpaid portion of the Director's deferred Fees or deferred Award Shares shall continue to be adjusted, as provided in Section 2, during the period that the Director is receiving such installment payments. For the purposes of Code Section 409A, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

A Director shall also elect the form and number of installments of payments to be paid in the case of Disability. “Disability” shall mean that the Director is considered disabled as defined by the Social Security Administration. If a Director does not make an election under this Section 1(c) with respect to the method of payment of his deferred Fees or deferred Award Shares for a given Plan Year, the Director's deferred Fees for that Plan Year, and deferred Award Shares to be issued under Awards granted in that Plan Year, shall be paid in the same manner as the Director's deferred Fees or deferred Award Shares for the next preceding Plan Year with respect to which the Director made an election as to the method of payment. If the Director has not previously elected to defer Fees or Award Shares, or has not previously elected the method of payment of his deferred Fees or deferred Award Shares, the Director's deferred Fees and deferred Award Shares shall be paid in a single sum payment after the end of the Deferral Period for such deferred Fees or deferred Award Shares.

d.    Time and Manner of Elections. A Director's elections shall be made by filing a written notice with the Corporate Secretary of the Corporation (the "Secretary") on the form prescribed by the Secretary for this purpose. The elections with respect to the deferral of the Director's Fees for a given Plan Year or of the Director’s Award Shares issuable under Awards granted within a given Plan Year, shall be made no later than December 31st of the preceding Plan Year; provided, however, that for the Plan Year in which an individual first becomes a Director or, in the case of Subsidiary Directors, such Directors first become eligible to participate in the Plan, the Director may make the elections with respect to Fees for such Plan Year to be earned after such elections are made within 30 days after first becoming a Director or first becoming eligible to participate. However, if, as of the date the Director first becomes eligible to participate in the Plan, the Director has been eligible to participate in the Plan or any other nonqualified deferred compensation account balance plans sponsored by the Corporation or an affiliate (as required under Code Section 409A) within the 24 months preceding his eligibility date, then such election shall apply to Fees earned beginning on January 1st of the following Plan Year. A Director may not elect to defer Award Shares issuable under Awards granted in the first Plan Year in which the individual becomes a Director or, in the case of Subsidiary Directors, such Director first becomes eligible to participate in the Plan, unless the election is made no later than December 31st of the preceding Plan Year. An Initial Deferral Election, if submitted to the Committee earlier than the dates specified above, may be changed by the Director at any time prior to the date specified above.

Section 2.    Subsequent Deferral Elections. The Committee may, in its sole discretion, permit participating Directors to submit additional deferral elections with respect to amounts previously subject to an Initial Deferral Election in order to delay, but not to accelerate, a payment, or to change the form of or number of installments elected with respect to, the payment of an amount of deferred Fees or deferred Award Shares (a “Subsequent Deferral Election”), but if, and only if, the following conditions are satisfied: (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Director’s death, the Subsequent Election further defers the payment for a period of not less than 5 years from the date such payment would otherwise have been made, or in the case of installment payments, 5 years from the date the first installment was scheduled to be paid, and (iii) the Subsequent

Election is received by the Administrator at least 12 months prior to the date the payment would otherwise have been made, or in the case of installment payments, 12 months prior to the date the first installment was scheduled to be paid.

Section 3.    Administration of the Plan.

a.    Authority. The Nominating and Corporate Governance Committee of the Board of Directors of the Corporation (hereinafter referred to as “the Committee) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan. The Committee shall not be entitled to act on or decide any matter relating solely to members or any of their rights or benefits under the Plan. The Committee shall not receive any special compensation for serving in this capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee in any jurisdiction.

b.    Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Corporation, the Corporation's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Corporation to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan.

c.    Indemnification. To the maximum extent permitted by law, members of the Committee shall be fully indemnified and protected by the Corporation with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

d.    Plan Year. The Plan’s books and records and administrative functions shall be maintained and operated on the basis of a 12-month calendar year commencing each January 1.

Section 4.    Earnings on Deferred Fees.

a.    Establishment of Deferral Accounts. A Director's deferred Fees for a given calendar year shall be credited to an account established and maintained to record such deferred Fees (a "Deferred Fee Account"). Such credit shall be as of the date such deferred Fees would otherwise have been payable to the Director. A separate Deferred Fee Account shall be established and maintained for each calendar year.

A Director’s deferred Award Shares with respect to Awards granted within a given calendar year shall be credited to an account established and maintained to record such deferred Award Shares (a “Deferred Award Share Account”). Such credit shall be as of the date such deferred Award Shares would otherwise have been issued to the Director. A separate Deferred Award Share Account shall be established and maintained for each calendar year.

b.    Hypothetical Investment Elections for Deferred Fees. At the time a Director elects to defer receipt of Fees, the Director shall designate in writing the portion of such Deferred Fees, stated as a whole percentage, to be credited to the Interest Account and the portion to be credited to the Stock Account. Any Deferred Fees to be credited to either such Account shall be rounded to the nearest whole cent, with amounts equal to or greater than $.005 rounded up and amounts below $.005 rounded down. If a Director fails to elect how to allocate any Deferred Fees between the two investment accounts, 100% of such Deferred Fees shall be credited to the Interest Account. By written notice to the Secretary of the Company, a Director may change the allocation of Deferred Fees previously credited to the Interest Account to the Stock Account. Any such election shall be effective as of the first calendar quarter commencing after receipt of such election. No Director may make any election to change the way in which amounts previously allocated to the Director's Deferral Account are deemed invested within six months of the date of the last such election by such Director to change the way in which such amounts are deemed invested. A Director may elect to change the way Fees not yet credited to the Director’s Deferred Fee Account are deemed invested as of the end of any calendar month by written notice to the Company received prior to the end of such month, and may make up to three such elections each year.

As of the end of each calendar month, any Deferred Fees credited to the Interest Account will be credited with interest, at an annual rate equal to (1) the Prime Rate in effect on the last business day of such month plus two (2) percentage points, on the average daily balance credited to the account during such month. The Prime Rate with respect to a calendar month shall be determined by reference to the Prime Rate listed in the Wall Street Journal as the “base rate on corporate loans” posted by at least 75% of the nation’s 30 largest banks or, if at any time such rate is not reported in the Wall Street Journal, such comparable publicly available measurement of the cost of corporate borrowing as the NJR Board of Directors shall determine. If more than one Prime Rate is listed in the Wall Street Journal for a given day, the Prime Rate for that day shall be the average of such Prime Rates.

c.    Stock Account. Any Deferred Fees allocated to the Stock Account shall be deemed invested in a number of notional shares of the Company's common stock (the "Units") equal to the quotient of (i) such Deferred Fees divided by (ii) the Fair Market Value (defined below) on either the date the Deferred Fees then being allocated to the Stock Account would otherwise have been paid or such other date, not later than 90 days thereafter, as may be specified for deemed investment by the Company (this provision permitting the Company to establish a quarterly investment date, for convenient and economical administration of the Plan). Fractional Units shall be credited, but shall be rounded to the nearest hundredth percentile, with amounts equal to or greater than .005 rounded up and amounts less than .005 rounded down. Deferred Award Shares shall only be allocated to the Stock Account and deemed invested in Units equal to the number of Award Shares, including Award Shares issuable pursuant to dividend equivalents, on the date the Award Shares would otherwise have been issued. If the dividend equivalents are to be paid in cash (instead of Award Shares), the cash dividends will be deemed invested in Units in the same manner as Deferred Fees. Whenever a dividend other than a dividend payable in the form of shares of Common Stock is declared with respect to shares of Common Stock, the number of Units in the Director's Stock Account shall be increased by the number of Units determined by dividing (i) the product of (A) the number of Units in the Director's Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a share of Common Stock (or, in the case of any dividend distributable in property other than Common Stock, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair Market Value on the related dividend payment date. In the case of any dividend declared on Common Stock which is payable in shares of Common Stock, the Director's Stock Account shall be increased by the number of Units equal to the product of (i) the number of Units credited to the Directors Stock Account on the related dividend record date and (ii) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting such shares, other than a dividend of cash, stock or property as provided above, the NJR Board of Directors shall make an appropriate adjustment in the number of Units credited to the Director's Stock Account. For purposes of this section, "Fair Market Value" on any date shall mean the closing price of a share of Common Stock on such date as reported in the principal consolidated transaction reporting system on which the Common Stock is principally traded.

d.    Distribution from Accounts Upon Separation from Service as a Director. The time and form of payments of hypothetical investment earnings shall be the same as those applicable to the deferred Fees or deferred Award Shares to which such earnings are attributable. Notwithstanding any other provision of the Plan to the contrary, amounts credited to a Director’s Stock Account may not be reallocated or deemed reinvested in any other investment vehicle, but shall remain as Deferred Stock until such time as the Deferred Fee Account or Deferred Award Share Account, as applicable, is settled in accordance with Section 1.c.

e.    Statements. The Committee will furnish written statements to each Participant reflecting the amount credited to a Participant's Deferral Accounts and transactions therein not less frequently than once each calendar quarter. Such written statements shall be in addition to any information or communication available to a Participant with respect to his Deferral Account through other means, such as the internet or telephony.

Section 5.    Payments Not Specified in a Deferral Election.

a.    Method of Payment in the Event of Death. If a Director dies while a member of the NJR or NJNG Board of Directors or prior to the full payment to the Director of all of the Director's deferred Fees and deferred Award Shares, as adjusted as provided in Section 2, an amount equal to the unpaid portion of such deferred Fees and deferred Award Shares, as adjusted as provided in Section 2, shall be paid in a single sum payment to the Director's designated beneficiary or beneficiaries. Such single sum payment shall be made within 30 days after the death of the Director.

b.    Delay of Payments. Any payment otherwise due under the terms of the Plan which would violate Federal securities laws or other applicable law may not be made until the earliest date on which such payment no longer is nondeductible or violates such laws. Payment also may be delayed for a reasonable period in accordance with the provisions of Code Section 409A (including in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, or additional time is needed to calculate the amount payable). No interest shall accrue or be paid because of any delay of payment.

c.    Acceleration of Payments. The Committee may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with conflict of interest or ethics laws (as defined in Code Section 409A), (ii) to be used for the payment of FICA or other approved taxes on amounts defined under the Plan, (iii) equal to amounts included in the federal personal taxable income of the Participant under Code Section 409A or (iv) otherwise allowed under Code Section 409A. Other provisions of the Plan notwithstanding, should the Director experience a Separation from Service within 60 days following the occurrence of an event or transaction constituting a Change In Control, the participating Director shall be paid the balance of his or her Deferred Fee Account and Deferred Award Share Account as a lump sum within 60 days following such Separation from Service.

d.    For the purposes of this Agreement, a “Change In Control” shall be deemed to have occurred if:

(i)Any Person (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) Voting Securities (as defined below), of the Company and, immediately thereafter, is the “beneficial ownership” (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Voting Securities of the Company representing fifty percent (50%) or more of the combined Voting Power (as defined below) of the Company's securities; or

(ii)Within any 12-month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 5(d); or

(iii)the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Event”), except that a Corporate Event shall not trigger a Change in Control under this clause (iii) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.

(iv)Person Defined. For purposes of this Section 7, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (x) the Company or any subsidiary of the Company or (y) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

(v)Voting Power Defined. A specified percentage of “Voting Power” of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

(vi)Section 409A. The above definitions shall be interpreted and applied in a manner that complies with change in control or ownership trigger event rules under Code Section 409A.

Section 6.     Assets Placed in Trust.

The Corporation may, in its discretion, establish one or more Trusts (including sub-accounts under such Trust(s)), and deposit therein amounts of cash, Common Stock, or other property not exceeding the amount of the Corporation's obligations with respect to a Director's Deferred Fee Account or Deferred Award Share Account established under Section 2. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferred Fee Account or Deferred Award Share Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trust(s). Other provisions of this Section 4 notwithstanding, the timing of allocations and reallocations of assets in such a Deferred Fee Account or Deferred Award Share Account, and the investment vehicles available with respect to such Deferred Feel Account or Deferred Award Share Account, may be varied to reflect the timing of actual investments of the assets of such Trust(s) and the actual investments available to such Trust(s).

"Trust" shall mean any trust or trusts established or designated by the Company to hold Stock or other assets in connection with the Plan; provided, however, that (i) such trust shall be sited in the United States, (ii) the funding of such trust shall in no way be contingent upon the financial condition of the Company, and (iii) the assets of such trust shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company. The Company shall be considered “insolvent” for purposes of this Plan and any Trust if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

Section 7.    Plan Termination.

a.    In General. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of participating Directors, stockholders, or any other person; provided, however, that, without the consent of a participating Director, no such action shall materially and adversely affect the rights of such Director with respect to any rights to payment of amounts credited to such Director's Deferred Fee Account or Deferred Award Share Account and any such action shall comply with the restriction under and requirements of Code Section 409A.

b.    Termination and Payment. Notwithstanding the provisions of section 11(a), the Committee may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more participating Directors and distribute to such affected Directors the amounts credited to their Deferred Fee Accounts and Deferred Award Share Account in a lump sum as soon as reasonably practicable following such termination, but if, and only if such termination and accelerated payment complies with the requirements of Code Section 409A.

Section 8.    Miscellaneous.

a.    Designation of Beneficiary. A Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments of the Director's deferred Fees and deferred Award Shares to be made upon the Director's death. At any time, and from time to time, any such designation may be changed or canceled by the Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary and shall not be effective until received by the Secretary. Any such written notice may apply to (i) only the Director's deferred Fees and deferred Award Shares for a particular Plan Year or Years, or (ii) all of the Director's deferred Fees and deferred Award Shares, including Fees and Award Shares to be deferred in future years.

If a Director designates more than one beneficiary with respect to any portion of the Director's deferred Fees or deferred Award Shares, any payments to such beneficiaries shall be made in equal shares unless the Director has designated otherwise, in which case the payments shall be made in the shares designated by the Director. If no beneficiary has been named by a Director with respect to all or a portion of the Director's deferred Fees or deferred Award Shares, or the designated beneficiaries with respect to all or a portion of the Director's deferred Fees or deferred Award Shares have predeceased the Director, the Director's beneficiary with respect to such deferred Fees or deferred Award Shares shall be the executor or administrator of the Director's estate.

b.    Payments Generally In Cash. All payments of deferred Fees shall be made in cash, provided that a Director who has elected to have all or a portion of any of the Director’s Deferred Fee Account treated as though invested in shares of Common Stock and who elects to receive a distribution of any such Account in a single lump sum may elect to receive the portion of such Account so invested in shares of Common Stock. All payments of deferred Award Shares shall be made in shares of Common Stock, except that dividend equivalents on Awards which are to be paid in cash (instead of Award Shares) will be deemed invested in Units in the same manner as Deferred Fees and paid in cash except as described above.

c.    No Right to Continue as a Director. Nothing contained in this Plan shall be construed as conferring upon a Director any right to continue as a member of the NJR Board of Directors or any Subsidiary Board of Directors.

d.    No Right to Corporate Assets. Nothing contained in this Plan shall be construed as giving a Director, a Director's designated beneficiaries or any other person any equity or interest of any kind in the assets of the Corporation or creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. As to any claim for payments due with respect to a Director's deferred Fees and deferred Award Shares, the Director, the Director's designated beneficiaries and any other persons having a claim for payments shall be unsecured creditors of the Corporation.

e.    No Limit on Further Corporate Action. Nothing contained in this Plan shall be construed so as to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest.

f.    Assignment; Successor in Interest. The rights and benefits of a Director with respect to the Director's deferred Fees and deferred Award Shares are personal to the Director, and neither the Director nor the Director's designated beneficiaries shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made with respect to the Director's deferred Fees or deferred Award Shares.

The obligations of the Corporation with respect to deferred Fees and deferred Award Shares are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Corporation, or any corporation into which the Corporation may be merged, converted or consolidated.

These terms and provisions shall inure to the benefit of a Director's designated beneficiaries, heirs, executors, administrators and successors in interest.

g.    Amendment and Termination. The NJR Board of Directors may from time to time and at any time alter or amend this Plan or suspend, discontinue or terminate the deferral by Directors of their retainer and other fees and shares of Common Stock otherwise issuable pursuant to Awards; provided, however, that no such action, which would adversely affect the amount, form or time of payment of the retainer and other fees and shares of Common Stock issuable pursuant to Awards which, as of the effective date of such action, had been deferred pursuant to a Director's election, shall be effective without the Director's written consent.

h.    Compliance with Code Section 409A. Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A and to declare any election, consent or modification thereto void if non‑compliant with Code Section 409A. The Committee, the Corporation and any related parties shall not be responsible for the payment of any taxes or related penalties or interest for any failure to comply with Code Section 409A.

i.    Governing Law. This Plan shall be construed in accordance with and be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, New Jersey Resources Corporation has caused this Plan to be executed this 23rd day of December, 2019, to be effective January 1, 2020.

NEW JERSEY RESOURCES CORPORATION

Attest:                             By:     /s/ Richard Reich
Name:     /s/ Mary Pat Bolin                Name:    Richard Reich
Title:     Senior Corp Gov Paralegal            Title:     Corporate Secretary and AGC